EXHIBIT 99.1

International Aluminum Corporation Announces Results For Quarter and Fiscal Year

MONTEREY PARK, CA:  International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and fiscal year ended June 30, 2003 as follows:

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2003	2002	2003	2002
Net sales	$49,973,000	$46,201,000	$192,549,000	$191,429,000

Income from continuing operations	$1,546,000	$409,000	$4,426,000	$1,485,000
Loss from discontinued operations	(1,085,000)	(170,000)	(1,697,000)	(1,533,000)
Cumulative effect of accounting change	—	—	—	(7,935,000)
Net income (loss)	$461,000	$239,000	$2,729,000	$(7,983,000)

Basic and diluted EPS:
Continuing operations	$.36	$.10	$1.04	$.35
Discontinued operations	(.25)	(.04)	(.40)	(.36)
Cumulative effect of accounting change	—	—	—	(1.87)
Total	$.11	$.06	$.64	$(1.88)

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670